Exhibit 99.1

Contact: Mark J. grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

BANNER CORPORATION PRE-ANNOUNCES THIRD QUARTER OPERATING RESULTS
AND A DEFERRED TAX ASSET VALUATION ALLOWANCE

Walla Walla, Washington (October 6, 2010) – Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today pre-announced its operating results for the quarter ended September 30, 2010.  The Company announced that it intends to recognize a $24 million non-cash provision for income taxes as a result of adjustments to its current and deferred tax assets including recording of a full valuation allowance with respect to the resulting net deferred tax asset.  The Company also expects that it will record a provision for loan losses of approximately $20 million, charges for valuation adjustments on real estate owned of approximately $9 million and an other-than-temporary impairment (OTTI) charge of $3 million with respect to a single security in its investment portfolio which had previously been reported as a non-performing asset.  As a result, the Company estimates that it will report a pre-tax loss of $19 million to $21 million and a net loss after recognition of the DTA valuation allowance of $43 million to $45 million.  After providing for a preferred stock dividend and related discount accretion, the loss to common shareholders will be approximately $0.38 to $0.42 per share.

The deferred tax asset represents timing differences in the recognition of certain tax benefits for accounting and income tax purposes, including the expected value of future tax savings that will be available to the Company to offset future taxable income through the carry forward of net operating losses.  The Company decided to establish a valuation allowance against its deferred tax asset, in part, because there is uncertainty about when it will realize such tax savings.  In future periods, the Company may be able to reduce some or all of the valuation allowance upon a determination that it will be able to realize such tax savings.  In that event, the Company would be able to reduce its future tax liability and recognize an income tax benefit within the statement of operations to the extent of those savings.

“While we made progress in several areas during the quarter, improving our asset quality through aggressive management of our problem assets remains the primary focus of the Company.  The continuing high level of non-performing assets, related credit and operational costs, which have adversely impacted our operating results, have caused us to conclude that recording a valuation allowance for the deferred tax asset is appropriate at this time,” said Mark Grescovich, President and Chief Executive Officer.  “We expect ultimately to recover this valuation allowance in future periods when we sufficiently reduce the credit costs associated with non-performing assets and return to profitability.”

Reflecting further improvement in funding costs and increased mortgage banking activity, the Company’s revenues from core operations (net interest income before provision for loan losses plus total non-interest income excluding fair value and other-than-temporary impairment adjustments) for the quarter ended September 30, 2010 are expected to increase compared to both the immediately preceding quarter and the same quarter a year earlier.  In addition, controllable operating expenses for the third quarter remained well managed and nearly unchanged from the preceding quarter, although total expenses are expected to increase primarily as a result of the real estate owned valuation adjustments noted above.  Total non-performing assets are expected to decline slightly; however, the composition continued to change with non-performing loans declining modestly while real estate owned increased modestly.  The allowance for loan losses increased to approximately $96 million, or approximately 2.76% of total loans and 57% of non-performing loans.

Banner Corporation’s capital position remains strong at September 30, 2010, with Tier 1 capital to risk-weighted assets of approximately 15.7% and Tier I leverage capital to average assets of approximately 12.1%.  Further, at quarter end, the Company elected to invest an additional $60 million as paid in capital in Banner Bank to maintain Banner Bank’s regulatory capital ratios at approximately the same levels reported at June 30, 2010.

The Company intends to provide a more detailed report on its results of operations for the quarter and nine months ended September 30, 2010, after the market closes on October 20, 2010.  Management will host a conference call on Thursday, October 21, 2010, at 8:00 a.m. PDT (11:00 a.m. EDT) to discuss the results.  The call will also be broadcast live via the internet.

Interested investors may listen to the call live or via replay at www.bannerbank.com.  Investment professionals are invited to dial (480) 629-9770 to participate in the call.  A replay will be available for one week at (303) 590-3030, using the access code 4367087.

BANR – Press Release
October 6, 2010

About the Company

Banner Corporation is a $4.6 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

Cautionary Statement About Preliminary Results and Other Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, all measures of third quarter 2010 financial results and condition contained in this news release, including earnings per share, provision for loan loss, real estate owned expense, OTTI impairment, the DTA valuation allowance, and regulatory capital levels are preliminary and reflect our expected third quarter 2010 financial results and condition as of the date of this news release. Actual reported third quarter 2010 financial results and condition may vary significantly from those expectations because of a number of factors, including additional or revised information or subsequent events, including changes in our asset quality, credit downgrades or other factors that may affect the fair value of assets at September 30, 2010, and changes in accounting standards or policies or in how those standards are applied. For a discussion of factors that may adversely affect our financial results and condition and cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission available on the SEC’s website at www.sec.gov. Any factor described in this news release or in any report or filing referred to in this news release could, by itself or together with one or more other factors, materially adversely affect the Company’s financial results and condition and could negatively affect our stock price performance.

You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and the Company undertakes no obligation to update any such statements. The Company will provide additional discussion and analysis and other important information about its third quarter 2010 financial results and condition when it reports actual results on October 20, 2010.

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.